Exhibit 99.1

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than sales commissions, incurred or expected to be incurred by Horsehead Holding Corp. (the “Company”) in connection with the offering and sale, from time to time, of shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $50,000,000, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-191441), as supplemented by a prospectus supplement dated October 23, 2015. All expenses are estimates.

Printing expense	$25,000
Accounting fees and expense	100,000
Legal fees and expenses	250,000
Miscellaneous expenses	75,000

Total	$450,000